Exhibit 10.1

W&T OFFSHORE, INC.

2005 ANNUAL INCENTIVE PLAN

1. General. In October, 2005, the Board of Directors of W&T Offshore, Inc. (the “Company”) adopted this W&T Offshore, Inc. 2005 Annual Incentive Plan (the “Plan”).

2. Purpose. The purpose of this Plan is to retain the Company’s employees, to attract talented and dedicated employees, to reward superior job performance and to encourage teamwork among the Company’s employees by linking every employee’s bonus opportunity with the overall annual performance of the Company.

3. Definitions. As used in this Plan, capitalized words not otherwise defined shall have the meanings indicated:

(a) Adjusted Net Income means, with respect to a particular Performance Period, the consolidated net income of the Company determined in accordance with generally accepted accounting principles, except (i) without reduction for income taxes and (ii) as adjusted for extraordinary or other unusual items and other items not contemplated at the time this Plan was adopted by the Board (such as changes in generally accepted accounting principles, ceiling test write-downs, natural disasters and other non-recurring items), as determined by the Committee in its sole discretion.

(b) Awards means cash and restricted stock awarded under the terms of this Plan and outstanding Bonus Letters.

(c) Board means the Board of Directors of the Company.

(d) Bonus Letter shall have the meaning set forth in paragraph 8 hereof.

(e) Cause shall have the meaning set forth in the Long-Term Incentive Compensation Plan.

(f) Code means the Internal Revenue Code of 1986, as amended.

(g) Committee means the Compensation Committee of the Board.

(h) Extraordinary Performance Bonus has the meaning set forth in paragraph 9 hereof.

(i) Long-Term Incentive Compensation Plan means the Company’s 2004 Long-Term Compensation Plan.

(j) Maximum Annual Incentive Pool means 5% of Adjusted Net Income during any Performance Period.

(k) Performance Period means any calendar year beginning on or after January 1, 2005.

4. Administration of the Plan. This Plan shall be administered by the Committee. The Committee is authorized to interpret this Plan and may from time to time adopt such rules and regulations, consistent with the provisions of this Plan, as it may deem advisable to carry out this Plan. All determinations made by the Committee under this Plan, and all interpretations of this Plan by the Committee, shall be final and binding on all interested parties.

5. Participation. All employees of the Company shall participate in this Plan except for those executive officers who, by written agreement with the Company, do not participate in this Plan. Except in the case of death, disability or a Change of Control, only participants who remain employed by the Company on the date that a bonus is paid under this Plan shall be entitled to receive such bonus.

6. Form of Awards. Under the Plan, employees earn cash bonuses and awards of restricted stock. Awards of restricted stock are issued pursuant to, and are subject to, the terms of both this Plan and the Long-Term Incentive Compensation Plan. The value of awards of restricted stock is calculated as set forth in the Long-Term Incentive Compensation Plan. Shares of restricted stock issued under the terms of this Plan shall vest in three equal annual increments, with the first increment vesting on December 31 of the year in which the bonus is paid. Vesting of shares of restricted stock granted pursuant to this Plan upon the occurrence of a “Change of Control” shall be governed by the terms of the Long-Term Incentive Compensation Plan. If, during a Performance Period, there occurs a Change of Control, or if, during a Performance Period, a participant dies or becomes permanently disabled (as such condition is defined in the Long-Term Compensation Plan), then the Company shall pay to each participant (or such participant’s estate, as the case may be) a pro rata portion of the total cash bonus to which the participant would have been entitled (assuming that the Company had met all business goals discussed in paragraph 9 below), which shall be calculated based upon the actual number of days of service during the Performance Period prior to the date of the Change of Control, death or disability, divided by the total number of days of the Performance Period.

7. Timing of Awards. As soon as administratively feasible after the end of a Performance Period, but in no event later than April 2 of the following year, the Committee shall determine the amount of the Maximum Annual Incentive Pool. Such determination shall be in writing and shall be filed with the appropriate records of the Company. Awards under this Plan shall be distributed as soon as administratively feasible after such determination is made.

8. Bonus Letters. In each calendar year, each employee of the Company shall be entitled to receive an annual bonus to be calculated as set forth in a letter to be delivered to such employee by his or her supervisor prior to the beginning of such calendar year (a “Bonus Letter”). Annual bonuses for 2005 shall be calculated as set forth in a Bonus Letter delivered to each employee of the Company prior to November 1, 2005.

9. Calculation of Awards. The calculation of each participant’s bonus shall be set forth in his or her Bonus Letter. Each Bonus Letter shall provide for a general bonus equal to a portion of the participant’s base salary, subject to the provisions of paragraph 11 below. Each Bonus Letter shall also provide for an Extraordinary Performance Bonus if the Company achieves the first two goals, Reserve Growth and Production Growth, in the following table:

Business Plan Metric	Goal
Reserve Growth	5% growth in year-end proved reserves, measured against year-end reserves at the end of the previous Performance Period
Production Growth	5% growth in year over year equivalent production (mcfe), measured against annual production during the previous Performance Period
Lease Operating Expenses (LOE)	Less than 5% growth in LOE per mcfe of production, measured against LOE per mcfe for the previous Performance Period
General and Administrative Expenses (G&A)	Less than 5% growth in G&A per mcfe of production, measured against G&A per mcfe during the previous Performance Period

Half of the possible Extraordinary Performance Bonus will be paid if the Company achieves both of the first two business goals set forth above. If the Company achieves the first two goals, thereafter, an additional  1/4 of the possible Extraordinary Performance Bonus will be paid for each of the other two business goals that are met during the Performance Period. Notwithstanding the foregoing, the Committee may adjust the goals set forth above for extraordinary or other unusual items or events not contemplated at the time this Plan was adopted by the Board (such as natural disasters and other non-recurring items), as determined by the Committee in its sole discretion.

10. Formulas Applicable to Executive Officers. Subject to the limitation of paragraph 11, each executive officer shall be entitled to receive a general bonus payable in (a) cash equal to 40% of his or her base salary and (b) restricted stock valued at 65% of his or her base salary. Subject to the provisions of paragraph 9 and paragraph 11, each executive officer shall be entitled to receive an Extraordinary Performance Bonus of (a)

cash in an amount of up to 20% of his or her base salary and (b) restricted stock valued at up to 32.5% of his or her base salary.

11. Aggregate Limitation on Awards. The total amount of awards paid under this Plan to all employees of the Company shall not exceed, for any calendar year, an amount equal to the Maximum Annual Incentive Pool. If the Maximum Annual Incentive Pool is not sufficient to cover the full amount of the bonuses provided for in the Bonus Letters of all participants, then each participant’s Annual Incentive Bonus shall be reduced in equal proportion, with the amounts paid divided between cash and restricted stock in the proportions provided for in a participant’s Bonus Letter.

12. Effective Date. This Plan is effective beginning fiscal year 2005, with initial bonuses payable on or before April 2, 2006.

13. Duration, Amendment and Termination.

(a) The Board shall have the right to amend this Plan from time to time, to terminate it entirely or to direct the discontinuance of Awards either temporarily or permanently. The Board may make any amendment to any outstanding Award that it believes is necessary or helpful to comply with any applicable law including, without limitation, Section 409A of the Code. However, no amendment, discontinuance or termination of this Plan shall operate to annul an outstanding Bonus Letter. The term of this Plan shall be from the date hereof until terminated by the Board.

(b) In furtherance and not in limitation of paragraph (a) above, at any time determined by the Board, this Plan may be restructured by the Board to, among any other alterations or changes determined by the Board in its sole discretion, (i) alter the eligibility requirements for awards under this Plan, (ii) provide for a Performance Period that is shorter or longer, (iii) change the provisions regarding the forfeiture of restricted stock granted under the Plan, (iv) change the definition of Adjusted Net Income or (v) change the percentage of Adjusted Net Income included in the Maximum Annual Incentive Pool.

(c) Notwithstanding any provision of this Plan to the contrary, on the date of a Change of Control (as defined in the Long-Term Incentive Plan), the Company’s obligations under all outstanding Bonus Letters will be paid, on a pro-rated basis, for that part of the fiscal year that will have lapsed prior to the date of the Change of Control. Upon payment of all such Plan obligations, this Plan shall terminate.

14. Miscellaneous

(a) Neither this Plan nor any grant of Awards under this Plan shall confer on any employee the right to continued employment by the Company, or affect in any way the right of the Company to terminate the employment of such employee at any time. Any question as to when there has been a termination of an Executive Officers’ employment shall be determined by the Committee.

(b) Except to the extent set forth herein as to the rights of the estates or beneficiaries of employees to receive payments, Awards under this Plan are non-assignable and non-transferable and are not subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment or levy of any kind.

(c) This Plan and all unpaid awards shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of this Plan and any outstanding Bonus Letter, and no person or entity shall have any security or other interest in any assets of the Company.

(d) The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to authorize or consummate any merger or consolidation of the Company, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(e) Neither the officers nor the directors of the Company nor the members of the Committee shall under any circumstances have any liability with respect to this Plan or its administration except for gross and intentional malfeasance. The officers and directors of the Company and the members of the Committee may rely upon opinions of counsel as to all matters, including the creation, operation and interpretation of this Plan.

(f) No portion of this Plan shall be effective at any time when such portion violates an applicable state or federal law, regulation or governmental order or directive which is subject to sanctions, whether direct or indirect.